Exhibit 3.868

State of Missouri . . . Office of Secretary of State ROY D. BLUNT, Secretary of State Articles of Incorporation (To be submitted in duplicate by an attorney or an incorporator.)

HONORABLE ROY D. BLUNT SECRETARY OF STATE STATE OF MISSOURI P.O. BOX 778 JEFFERSON CITY, MO 65102	FILED AND CERTIFICATE OF INCORPORATION ISSUED JUL 27 1988
Roy D. Blunt
     The undersigned natural person(s) of the age of eighteen years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopt the following Articles of Incorporation:
ARTICLE ONE
The name of the corporation is: Rock Road Industries, Inc.
ARTICLE TWO
The address, including street and number, if any, of the corporation’s initial registered office in this state is: 12976 St. Charles Rock Rd., St. Louis, MO 63044 and the name of its initial agent at such address is: S. Francis Baldwin
ARTICLE THREE
     The aggregate number, class and par value, if any, of shares which the corporation shall have authority is issue shall be: 30,000 shares of no par value common stock with a stated value of $1.00 per share.
     The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

ARTICLE FOUR
The extent, if any, to which the preemptive right of a shareholder to acquire additional shares is limited or denied.
     No shareholder shall enjoy any preemptive right to acquire any additional shares.
ARTICLE FIVE
The name and place of residence of each incorporator is as follows:

Name	Street	City
S. Francis Baldwin	700 Heege, Apt. D	St. Louis
ARTICLE SIX
(Designate which and complete the applicable paragraph.)
☐     The number of directors to constitute the first board of directors is                     . Thereafter the number of directors shall be fixed by, or in the manner provided in the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.
OR
☑     The number of directors to constitute the board of directors is 4. (The number of directors to constitute the board of directors must be stated herein if there are to be less than three directors. The persons to constitute the first board of directors may, but need not, be named.)
ARTICLE SEVEN
The duration of the corporation is perpetual.
Corp. 41 (Page 2)

ARTICLE EIGHT
The corporation is formed for the following purposes: To acquire, buy, hold, convey, and transfer real and personal property and to do all other legal acts permitted general and business corporations now or in the future.
     IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 26th day of July, 1988

/s/ S. Francis Baldwin
S. Francis Baldwin

Corp. 41 (Page 3)